Exhibit 99.1

News Release
225 West Wacker Drive	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60606

Contact:

Media: Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Second-Quarter 2008 Financial Results

CHICAGO, July 31, 2008—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its second-quarter 2008 financial results. The company reported consolidated revenue of $132.2 million in the second quarter of 2008, a 20.6% increase from revenue of $109.7 million in the second quarter of 2007. Consolidated operating income was $41.6 million in the second quarter of 2008, an increase of 46.1% compared with $28.4 million in the second quarter of 2007. Morningstar’s net income was $28.0 million in the second quarter of 2008, or 57 cents per diluted share, compared with $18.3 million, or 38 cents per diluted share, in the second quarter of 2007.

The company’s second-quarter results include $4.9 million in revenue from several Hemscott businesses that Morningstar acquired on Jan. 9, 2008. Foreign currency translations had a positive impact of $3.1 million in the second quarter. Excluding Hemscott and the impact of foreign currency translations, Morningstar’s revenue increased 13.3% in the second quarter of 2008. Revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

In the first six months of 2008, revenue increased $52.6 million, or 25.6%, to $257.7 million, compared with $205.1 million in the same period a year ago. Revenue for the first half of the year reflects $16.0 million from acquisitions, including Hemscott from Jan. 9 through June 30, 2008, and the fund data business acquired from Standard & Poor’s from Jan. 1 through March 15, 2008. Consolidated operating income increased 45.3% to $76.3 million in the first six months of 2008, compared with $52.5 million in the first half of 2007. Net income was $51.1 million, or $1.04 per diluted share, in the first half of 2008, compared with $34.1 million, or 71 cents per diluted share, in the same period in 2007.

“We had a good quarter, with solid revenue growth of 21% compared with last year,” said Joe Mansueto, chairman and chief executive officer of Morningstar. “Organic revenue grew about 13%, which is lower than previous levels, but still relatively strong given market conditions. Our Licensed Data business and Morningstar Advisor Workstation were the two largest contributors to organic revenue growth during the quarter, reflecting demand from new and existing customers. Investment Consulting also performed well, with assets under advisement growing 21.6% to $99.1 billion year over year. Despite recent market declines, our assets under advisement grew modestly compared with the first quarter of 2008.”

Mansueto added, “Premium membership growth slowed during the quarter for Morningstar.com, our investment Web site. Although advertising sales remained strong and Premium subscriptions grew year over year, trial memberships have been slow this year, resulting in a modest decline in Premium subscriptions in the second quarter.”

“Operating margin grew by 5.5 percentage points to 31.4%, partly because of lower bonus accruals, which accounted for about half of the margin increase. Also contributing to the margin improvement were decreases in legal costs and other general and administrative expenses,” Mansueto said. “Our balance sheet is strong, and we ended the quarter with more than $270 million in cash and investments. All in all, it was a solid quarter. We remain cautious because of the tough market environment, but we’re continuing to invest in our business.”

Key Business Drivers

Revenue:  In the second quarter of 2008, revenue in the Institutional segment grew 26.6% compared with the second quarter of 2007; 7 percentage points of this increase came from acquisitions. Revenue in the Advisor segment rose 12.1%, all of which was organic growth. Individual segment revenue increased 16.5%, with 3 percentage points from acquisitions.

Revenue from international operations was $32.7 million in the second quarter of 2008, an increase of 41.3% from the same period a year ago. This amount includes $3.5 million from the Hemscott acquisition. Excluding the impact of acquisitions and foreign currency translations, international revenue increased 12.9% in the second quarter of 2008, compared with the prior-year period. For the first six months of 2008, international revenue rose $24.3 million, or 62.6%, compared with the prior-year period, with $12.4 million in revenue from the Hemscott acquisition and the fund data business acquired from Standard & Poor’s. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $41.6 million in the second quarter of 2008, a 46.1% increase from the same period in 2007. Operating expense rose moderately in the second quarter of 2008, growing $9.4 million, or 11.6%, with approximately three-fourths of the increase coming from compensation-related expense.

Compensation-related expense, excluding bonuses, increased $7.9 million, mainly because of a 27% increase in worldwide headcount year over year and an increase in sales commission expense. Lower bonus expense partially offset the increase in these costs. Morningstar had approximately 2,060 employees worldwide as of June 30, 2008, compared with 1,620 as of June 30, 2007. Morningstar added approximately 200 employees in India and 60 in Europe as part of the Hemscott acquisition and has continued hiring in China and the United States. Shortly after the end of the second quarter, Morningstar hired 50 employees in the United States as part of the Morningstar Development Program, a two-year rotational training program for entry-level college graduates.

Other factors contributing to the increase in operating expense in the quarter include higher lease expense for the company’s new corporate headquarters and offices outside the United States. The company also had higher marketing expense in Europe in the second quarter as well as additional amortization expense. These expense increases were partially offset by lower legal fees and general and administrative costs.

The company’s operating margin was 31.4% in the second quarter of 2008, compared with 25.9% in the same period in 2007, an increase of 5.5 percentage points. In the first six months of 2008, operating margin was 29.6%, compared with 25.6% in the first six months of 2007. For the second quarter and first half of 2008, operating margin increased partly because of lower bonus expense, legal expense, and other general and administrative expense as a percentage of revenue. In addition, the company had about $1.6 million in product implementation expense for Advice by Ibbotson in the first half of 2007 that did not recur in the first six months of 2008.

Effective Tax Rate:  The company’s effective tax rate in the second quarter of 2008 was 35.0%, a decrease of 4.6 percentage points compared with the prior-year period. Incentive stock-option transactions in the second quarter of 2008 had a favorable impact on the effective tax rate, accounting for 1.6 percentage points of the decline. The decrease in the 2008 effective tax rate also reflects a reduction in the company’s U.S. state tax rate related to a 2007 change in state tax law as well as the favorable impact of lower tax rates outside of the United States.

Free Cash Flow:  Morningstar generated free cash flow of $37.1 million in the second quarter of 2008, reflecting cash provided by operating activities of $47.7 million and $10.6 million of capital expenditures, primarily related to the company’s new corporate headquarters in Chicago. Cash flow from operations increased $11.6 million compared with the prior-year period, mainly because of higher net income adjusted for non-cash items and $5.9 million in additional deferred rent related to tenant improvement allowances for the new corporate headquarters. These items were offset by the cash flow impact of deferred revenue, accounts payable, and other accrued expense.

In the first six months of 2008, Morningstar generated free cash flow of $31.8 million, reflecting cash provided by operating activities of $49.1 million and capital expenditures of $17.4 million. Cash flow from operations in the first six months of 2008 increased $4.6 million. Tenant improvement allowances and net income adjusted for non-cash items all had a favorable cash-flow impact in the first half of 2008, but this was offset by bonuses paid in the first quarter of 2008.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by or used for operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of June 30, 2008, Morningstar had cash, cash equivalents, and investments of $271.4 million, compared with $215.7 million as of March 31, 2008, and $258.6 million as of Dec. 31, 2007.

Business Segment Performance

Institutional Segment:  The largest products and services in this segment based on revenue are Investment Consulting, Licensed DataSM, Morningstar DirectSM, Retirement Advice (including Advice by Ibbotson® and Morningstar® Retirement ManagerSM), and Licensed Tools and Content.

•                  Revenue was $72.8 million in the second quarter of 2008, a 26.6% increase from $57.6 million in the second quarter of 2007.

•                  The Hemscott acquisition contributed revenue of approximately $4.3 million to the Institutional segment in the second quarter.

•                  Licensed Data and Morningstar Direct drove most of the revenue growth in the second quarter. Growth in the Licensed Data business reflects strong renewal rates and new business. The number of licenses for Morningstar Direct grew to 2,683 worldwide as of June 30, 2008, compared with 1,684 as of June 30, 2007. Investment Consulting was the third-largest contributor to the segment’s revenue growth.

•                  Total assets under advisement for Investment Consulting increased to $99.1 billion, or 21.6%, year over year. However, assets under advisement only grew modestly compared with the first quarter of 2008 because of negative market performance. During the quarter, an Investment Consulting client informed the company that it does not plan to renew its contract in October 2008. Morningstar expects to continue providing other services to this client and will seek to replace this work with new business. This contract represented about $11.3 million, or 2%, of consolidated revenue during the last 12 months.

•                  Operating income was $26.4 million in the second quarter of 2008, a 47.8% increase from $17.9 million in the same period in 2007. Operating expense was $46.4 million, a 17.0% increase from $39.7 million in 2007 and includes operating expense from Hemscott.

•                  Operating margin improved to 36.2% in the second quarter of 2008, compared with 31.0% in the prior-year period. Lower bonus expense and general and administrative expense contributed to the margin improvement, but were partially offset by additional operating expense from Hemscott.

Advisor Segment:  The largest products in this segment based on revenue are Morningstar® Advisor WorkstationSM, Morningstar® Principia®, Financial Communications, and Morningstar® Managed PortfoliosSM.

•                  Revenue was $33.9 million in the second quarter of 2008, an increase of 12.1% from $30.2 million in the same period a year ago.

•                  Morningstar Advisor Workstation continued to drive organic revenue growth. Total licenses for Morningstar Advisor Workstation in the United States increased to 188,792 as of June 30, 2008, compared with 163,813 as of June 30, 2007. Growth in Advisor Workstation reflects additional users and functionality for existing clients as well as new client contracts. The year-over-year comparisons also reflect the ongoing positive impact of contract renewals signed in 2007 for expanded functionality and additional users.

•                  Morningstar’s Financial Communications business, including the annual Morningstar Investment Conference, also contributed to revenue growth. The investment conference, which was held in June in Chicago, had record attendance and generated revenue of $2.3 million.

•                  Operating income was $10.7 million in the second quarter of 2008, an increase of 33.1% compared with $8.0 million in the second quarter of 2007. Operating expense was $23.2 million, a 4.5% increase from $22.2 million in 2007.

•                  Operating margin was 31.5% in the second quarter of 2008, compared with 26.6% in the second quarter of 2007. The increase was driven by lower bonus expense and general and administrative expense as a percentage of revenue.

Individual Segment:  The largest product in this segment based on revenue is the company’s U.S.-based Web site for individual investors, Morningstar.com®. The Individual segment also includes Morningstar® Equity Research and several print and online publications.

•                  Revenue was $28.1 million in the second quarter of 2008, a 16.5% increase from $24.2 million in the second quarter of 2007.

•                  The Hemscott acquisition contributed revenue of $0.6 million to the Individual segment in the second quarter.

•                  Morningstar.com, including Premium Membership and Internet advertising sales, drove half of the increase in organic revenue. Morningstar.com had 179,827 Premium subscriptions as of June 30, 2008, compared with 173,974 as of June 30, 2007. Ad sales were strong, but Premium memberships declined by approximately 1,950 from March 31, 2008, reflecting the ongoing impact of slow trial memberships throughout 2008.

•                  Morningstar Equity Research was the second-largest contributor to organic revenue growth for this segment. Morningstar retained all six of its contracts for independent equity research associated with the Global Analyst Research Settlement for the final year of the five-year settlement period. After the settlement period expires in July 2009, the investment banks covered by the settlement will no longer be required to provide independent investment research to their clients. Morningstar does not know how much, if any, of this equity research revenue it will retain or replace. These contracts accounted for approximately 4% of the company’s consolidated revenue during the last 12 months.

•                  Operating income was $8.7 million in the second quarter of 2008, up 34.1% from $6.5 million in the second quarter of 2007. Operating expense was $19.5 million, a 10.0% increase from $17.7 million in 2007, partially reflecting the Hemscott acquisition.

•                  Operating margin grew to 30.8% in the second quarter of 2008, compared with 26.7% in the second quarter of 2007. The margin growth was primarily the result of lower general and administrative expense and bonus expense as a percentage of revenue.

Note: Morningstar is rescheduling its next Form 8-K that addresses investor questions for Friday, Aug. 8, 2008, instead of Friday, Aug. 1, 2008. Delaying the filing by a week will allow the company to address questions regarding the second-quarter results in a more timely manner, as opposed to waiting until September.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 280,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 18 countries and minority ownership positions in companies based in three other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; legal, regulatory, or political issues related to our data center in China; the potential impact of market volatility on revenue from asset-based fees; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

###

© 2008 Morningstar, Inc. All rights reserved.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30				Six months ended June 30
(in thousands, except per share amounts)	2008	2007	change		2008	2007	change

Revenue	$132,237	$109,685	20.6%		$257,681	$205,132	25.6%
Operating expense(1):
Cost of goods sold	33,164	29,020	14.3%		66,102	54,875	20.5%
Development	9,801	9,134	7.3%		19,916	17,189	15.9%
Sales and marketing	20,866	16,471	26.7%		43,090	33,200	29.8%
General and administrative	20,560	21,128	(2.7%	)	39,885	37,214	7.2%
Depreciation and amortization	6,276	5,486	14.4%		12,433	10,181	22.1%
Total operating expense	90,667	81,239	11.6%		181,426	152,659	18.8%
Operating income	41,570	28,446	46.1%		76,255	52,473	45.3%
Operating margin	31.4%	25.9%	5.5 pp		29.6%	25.6%	4.0 pp

Non-operating income (expense):
Interest income, net	1,381	1,437	(3.9%	)	2,900	3,186	(9.0%	)
Other expense, net	(321)	(69)	365.2%		(297)	(305)	(2.6%	)
Non-operating income, net	1,060	1,368	(22.5%	)	2,603	2,881	(9.6%	)

Income before income taxes and equity in net income of unconsolidated entities	42,630	29,814	43.0%		78,858	55,354	42.5%
Income tax expense	15,076	11,996	25.7%		28,580	22,287	28.2%
Equity in net income of unconsolidated entities	445	455	(2.2%	)	797	992	(19.7%	)
Net income	$27,999	$18,273	53.2%		$51,075	$34,059	50.0%
Net income per share
Basic	$0.61	$0.43	41.9%		$1.12	$0.80	40.0%
Diluted	$0.57	$0.38	50.0%		$1.04	$0.71	46.5%
Weighted average common shares outstanding:
Basic	45,921	42,852			45,572	42,632
Diluted	49,290	47,868			49,150	47,758

	Three months ended June 30		Six months ended June 30
	2008	2007	2008	2007
(1) Includes stock-based compensation expense of:
Cost of goods sold	$528	$513	$964	$851
Development	367	371	688	624
Sales and marketing	379	412	724	711
General and administrative	1,695	1,907	3,337	3,351
Total stock-based compensation expense	$2,969	$3,203	$5,713	$5,537

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended June 30				Six months ended June 30
	2008	2007	change		2008	2007	change

Revenue	100.0%	100.0%	—		100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	25.1%	26.5%	(1.4 pp	)	25.7%	26.8%	(1.1 pp	)
Development	7.4%	8.3%	(0.9 pp	)	7.7%	8.4%	(0.7 pp	)
Sales and marketing	15.8%	15.0%	0.8 pp		16.7%	16.2%	0.5 pp
General and administrative	15.5%	19.3%	(3.8 pp	)	15.5%	18.1%	(2.6 pp	)
Depreciation and amortization	4.7%	5.0%	(0.3 pp	)	4.8%	5.0%	(0.2 pp	)
Total operating expense(2)	68.6%	74.1%	(5.5 pp	)	70.4%	74.4%	(4.0 pp	)
Operating margin	31.4%	25.9%	5.5 pp		29.6%	25.6%	4.0 pp

	Three months ended June 30				Six months ended June 30
	2008	2007	change		2008	2007	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.4%	0.5%	(0.1 pp	)	0.4%	0.4%	—
Development	0.3%	0.3%	—		0.3%	0.3%	—
Sales and marketing	0.3%	0.4%	(0.1 pp	)	0.3%	0.3%	—
General and administrative	1.3%	1.7%	(0.4 pp	)	1.3%	1.6%	(0.3 pp	)
Total stock-based compensation expense(2)	2.2%	2.9%	(0.7 pp	)	2.2%	2.7%	(0.5 pp	)

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30		Six months ended June 30
($000)	2008	2007	2008	2007

Operating activities
Net income	$27,999	$18,273	$51,075	$34,059
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	6,276	5,486	12,433	10,181
Deferred income tax expense (benefit)	43	(994)	2,919	(1,698)
Stock-based compensation expense	2,969	3,203	5,713	5,537
Equity in net income of unconsolidated entities	(445)	(455)	(797)	(992)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(11,376)	(4,879)	(17,343)	(7,011)
Other, net	(1,020)	(86)	(775)	(49)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	2,484	2,126	(3,222)	(5,456)
Other assets	121	(374)	(1,846)	869
Accounts payable and accrued liabilities	(1,773)	966	997	3,228
Accrued compensation	13,040	13,402	(28,890)	(12,891)
Deferred revenue	(2,449)	2,368	6,772	13,389
Income taxes payable	6,002	(1,254)	13,104	7,203
Deferred rent	5,923	81	9,306	36
Other liabilities	(52)	(1,751)	(327)	(1,909)
Cash provided by operating activities	47,742	36,112	49,119	44,496
Investing activities
Purchases of investments	(22,645)	(16,782)	(46,946)	(40,243)
Proceeds from sale of investments	38,262	12,675	82,213	42,220
Capital expenditures	(10,643)	(3,898)	(17,354)	(5,888)
Acquisitions, net of cash acquired	(115)	(2,933)	(51,017)	(55,063)
Other, net	—	—	—	(3)
Cash provided by (used for) investing activities	4,859	(10,938)	(33,104)	(58,977)
Financing activities
Proceeds from stock option exercises	6,845	4,112	12,595	5,686
Excess tax benefits from stock option exercises and vesting of restricted stock units	11,376	4,879	17,343	7,011
Other, net	(4)	—	(4)	—
Cash provided by financing activities	18,217	8,991	29,934	12,697
Effect of exchange rate changes on cash and cash equivalents	122	595	1,352	622
Net increase (decrease) in cash and cash equivalents	70,940	34,760	47,301	(1,162)
Cash and cash equivalents — Beginning of period	135,937	60,218	159,576	96,140
Cash and cash equivalents — End of period	$206,877	$94,978	$206,877	$94,978

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended June 30		Six months ended June 30
($000)	2008	2007	2008	2007

Cash provided by operating activities	$47,742	$36,112	$49,119	$44,496
Less: Capital expenditures	(10,643)	(3,898)	(17,354)	(5,888)
Free cash flow	$37,099	$32,214	$31,765	$38,608

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
($000)	2008	2007

Assets
Current assets:
Cash and cash equivalents	$206,877	$159,576
Investments	64,560	99,012
Accounts receivable, net	95,950	86,812
Income tax receivable	9,409	8,998
Other	14,961	13,163
Total current assets	391,757	367,561

Property and equipment, net	35,951	19,108
Investments in unconsolidated entities	20,041	19,855
Goodwill	158,338	128,141
Intangible assets, net	114,986	95,767
Deferred tax asset, net	11,167	15,658
Other assets	3,417	3,217
Total assets	$735,657	$649,307

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$28,489	$22,325
Accrued compensation	41,780	64,709
Deferred revenue	142,376	129,302
Deferred tax liability, net	1,051	557
Other	472	945
Total current liabilities	214,168	217,838

Accrued compensation	8,354	13,913
Other long-term liabilities	15,211	9,253
Total liabilities	237,733	241,004
Total shareholders’ equity	497,924	408,303
Total liabilities and shareholders’ equity	$735,657	$649,307

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended June 30				Six months ended June 30
($000)	2008	2007	change		2008	2007	change

Revenue
Individual	$28,147	$24,169	16.5%		$55,506	$48,230	15.1%
Advisor	33,862	30,209	12.1%		64,556	56,186	14.9%
Institutional	72,842	57,554	26.6%		142,770	104,906	36.1%
Eliminations	(2,614)	(2,247)	16.3%		(5,151)	(4,190)	22.9%
Consolidated revenue	$132,237	$109,685	20.6%		$257,681	$205,132	25.6%

Revenue — U.S.	$99,534	$86,538	15.0%		$194,697	$166,399	17.0%
Revenue — International	$32,703	$23,147	41.3%		$62,984	$38,733	62.6%

Revenue — U.S. (percentage of consolidated revenue)	75.3%	78.9%	(3.6 pp	)	75.6%	81.1%	(5.5 pp	)
Revenue — International (percentage of consolidated revenue)	24.7%	21.1%	3.6 pp		24.4%	18.9%	5.5 pp

Operating income (loss)(1)
Individual	$8,671	$6,465	34.1%		$14,432	$11,793	22.4%
Advisor	10,680	8,024	33.1%		19,486	14,890	30.9%
Institutional	26,402	17,868	47.8%		50,579	32,791	54.2%
Corporate items and eliminations	(4,183)	(3,911)	7.0%		(8,242)	(7,001)	17.7%
Consolidated operating income	$41,570	$28,446	46.1%		$76,255	$52,473	45.3%

Operating margin(1)
Individual	30.8%	26.7%	4.1 pp		26.0%	24.5%	1.5 pp
Advisor	31.5%	26.6%	4.9 pp		30.2%	26.5%	3.7 pp
Institutional	36.2%	31.0%	5.2 pp		35.4%	31.3%	4.1 pp
Consolidated operating margin	31.4%	25.9%	5.5 pp		29.6%	25.6%	4.0 pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of June 30
	2008	2007	% change
Our employees
Worldwide headcount (approximate)	2,060	1,620	27.2%
Number of U.S. stock analysts	103	96	7.3%
Number of worldwide stock analysts	132	113	16.8%
Number of U.S. fund analysts	22	25	(12.0%	)
Number of worldwide fund analysts	53	53	—

Our business
Morningstar.com Premium subscriptions	179,827	173,974	3.4%
Registered users for Morningstar.com (U.S.)	5,502,739	5,106,501	7.8%
U.S. Advisor Workstation licenses	188,792	163,813	15.2%
Principia subscriptions	45,219	49,486	(8.6%	)
Morningstar Direct licenses	2,683	1,684	59.3%
Assets under management for Morningstar Managed Portfolios	$2.1 bil	$2.1 bil	—
Assets under management for managed retirement accounts	$14.6 bil	$11.6 bil	25.9%
Morningstar Associates	$1.2 bil	$0.9 bil	33.3%
Ibbotson Associates	$13.4 bil	$10.7 bil	25.2%
Assets under advisement for Investment Consulting	$99.1 bil	$81.5 bil	21.6%
Morningstar Associates	$54.1 bil	$49.8 bil	8.6%
Ibbotson Associates	$45.0 bil	$31.7 bil	42.0%

	Three months ended June 30		Six months ended June 30
($000)	2008	2007	2008	2007
Effective income tax expense rate
Income before income taxes and equity in net income of unconsolidated entities	$42,630	$29,814	$78,858	$55,354
Equity in net income of unconsolidated entities	445	455	797	992
Total	$43,075	$30,269	$79,655	$56,346
Income tax expense	$15,076	$11,996	$28,580	$22,287
Effective income tax expense rate	35.0%	39.6%	35.9%	39.6%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended June 30			Six months ended June 30
($000)	2008	2007	% change	2008	2007	% change

Consolidated revenue	$132,237	$109,685	20.6%	$257,681	$205,132	25.6%
Less: acquisitions	(4,876)	—	NMF	(15,974)	—	NMF
Less: impact of foreign currency	(3,085)	—	NMF	(5,366)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$124,276	$109,685	13.3%	$236,341	$205,132	15.2%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended June 30			Six months ended June 30
($000)	2008	2007	% change	2008	2007	% change

International revenue	$32,703	$23,147	41.3%	$62,984	$38,733	62.6%
Less: acquisitions	(3,495)	—	NMF	(12,399)	—	NMF
Less: impact of foreign currency	(3,085)	—	NMF	(5,366)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$26,123	$23,147	12.9%	$45,219	$38,733	16.7%

Morningstar includes revenue of acquired businesses in its financial results from the date of acquisition.  As a result, revenue from acquisitions represents incremental revenue (compared with the same periods in 2007) from the following acquisitions, which occurred in 2007 and 2008:

Acquisition	2008 Revenue from Acquisitions
Standard & Poor’s fund data business	January 1, 2008 through March 15, 2008
Hemscott data, media, and investor relations Web site businesses	January 9, 2008 through June 30, 2008